Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE REPORTS 2004 THIRD QUARTER NET INCOME OF $1.4 BILLION AFTER
MERGER AND CONFORMING ACCOUNTING CHARGES OF $741 MILLION

• REPORTED EPS of $0.39 per share and OPERATING EPS of $0.60 per share(1)

• INVESTMENT BANK – Weak Trading Results, Strength in Investment Banking Fees

• RETAIL MOMENTUM – Account, Deposit and Loan Growth

• CARD STRENGTH – Growth in Loans and Charge Volume

• CREDIT QUALITY & CAPITAL RATIOS – Remain Strong, Tier 1 Ratio 8.5%

New York, October 20, 2004 – JPMorgan Chase & Co. (NYSE: JPM) today reported 2004 third quarter net income of $1.4 billion, or $0.39 per share, compared to net income of $1.6 billion, or $0.78 per share, for the third quarter of 2003. Current period results include $741 million in after-tax charges, or $0.21 per share, comprised of merger costs of $462 million and charges of $279 million to conform accounting policies, reflecting the merger with Bank One Corporation completed on July 1, 2004. Excluding these charges, operating earnings would have been $2.2 billion, or $0.60 per share. Prior year and second quarter 2004 reported results do not include Bank One. Refer to the “Merger and other financial information” section of this press release for additional information concerning the merger.

William B. Harrison, Jr., Chairman and Chief Executive Officer commented, “I am pleased with the progress to-date on merger integration, but current operating results were below expectations primarily due to weak trading results in the Investment Bank. However, I am pleased with the strong results and growth exhibited in the Retail Banking and Credit Card businesses.”

James Dimon, President and Chief Operating Officer, commenting on merger integration said, “We continue to be on track in all phases of the merger integration. Progress on integration during the quarter included the decision on technology insourcing, conversion of 20% of the Bank One credit card portfolio in August, and standardization of compensation and benefit plans across the firm, which will be implemented beginning in 2005. Additionally, the process of consolidating legal entities gained momentum with the merger of our broker-dealers and credit card banks and the planned November merger of the lead banks.”

Investor Contact:	Ann Borowiec (212) 270-7318	Media Contact:	Joe Evangelisti (212) 270-7438

JPMorgan Chase & Co.
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In the discussion of the business segments below, information is presented on an operating basis1. Operating basis excludes the after-tax impact of litigation charges taken in the second quarter of 2004, merger costs and conformance of accounting policies. In the case of Card Services, operating basis excludes the impact of credit card securitizations. For more information about operating basis, as well as other non-GAAP financial measures used by management, see Note 1 below.

The following discussion compares the third quarter of 2004 to the third quarter of 2003. Unless otherwise indicated, results for the 2003 third quarter are JPMorgan Chase (h-JPMC) on a standalone basis. The proforma combined historical lines of business information present the new business segments of the company as if these segments had existed as of the earliest date indicated and which reflects (i) the firm’s new business segments, and (ii) purchase accounting adjustments, reporting reclassifications and management accounting policy changes. For further information regarding the proforma combined historical financial information, including reconciliation to JPMorgan Chase GAAP financial information, see information furnished pursuant to Regulation FD by JPMorgan Chase on Form 8-K dated October 1, 2004, as amended on October 20, 2004. In management’s view, the proforma combined historical financial results provide investors with information to enable them to understand better the underlying dynamics of each of the lines of business. For a description of the firm’s business segments, see Note 2 below.

INVESTMENT BANK (IB)

Operating Results - IB		3Q03 $ O/(U)		3Q03 % O/(U)
($ millions)	3Q04	h-JPMC	Proforma	h-JPMC	Proforma
Revenues	$2,701	($91)	($501)	(3%)	(16%)
Provision for Credit Losses	(151)	30	147	17	49
Expenses	1,924	103	4	6	—
Earnings	$627	($66)	($403)	(10%)	(39%)

Discussion of Historical Results:
Operating earnings were $627 million, down 10% from the prior year. These results were positively affected by the acquisition of Bank One, offset by weak trading results in Fixed Income Markets.

Revenues of $2.7 billion were down 3%. Investment banking fees of $911 million increased 43% due to continued strength in debt underwriting and advisory fees, relatively flat equity underwriting fees and the acquisition. Fixed Income Markets revenues of $1.1 billion were down 23%, or $336 million, primarily reflecting lower trading results. Equity Markets revenues increased 46% to $455 million due to higher trading revenues. Credit Portfolio revenues of $220 million were down 44%, reflecting lower net interest income and lending fees and lower gains from workouts, partially offset by revenue from the acquisition.

The provision for credit losses was a benefit of $151 million reflecting continued favorable credit performance.

Expenses of $1.9 billion were up 6% due to the acquisition, increased personnel costs, higher technology costs and higher legal costs. These increases were partially offset by reduced levels of performance-related incentive compensation.

Discussion of Proforma Combined Results:
Operating earnings were $627 million, down 39% from the prior year. The earnings decline was primarily from lower trading results in Fixed Income Markets. In addition, lower loan volumes led to reductions in net interest income. These declines were partially offset by higher investment banking fees and improved equity trading results.

Revenues of $2.7 billion were down 16%, or $501 million. Investment banking fees of $911 million increased 23% due to the continued strength in advisory fees, up 70%, debt underwriting fees, up 16%, and relatively flat equity underwriting fees. Fixed Income Markets revenues of $1.1 billion were down

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32%, or $517 million, reflecting lower trading results in both client and portfolio management activities. Equity Markets revenues increased 31% to $455 million due to higher trading revenues. Credit Portfolio revenues of $220 million were down 55%, reflecting lower net interest income and lending fees from reduced loan balances and commitments, as well as lower gains from workouts.

The provision for credit losses was a benefit of $151 million, compared to a $298 million benefit last year. The reduction in benefit is attributable to moderating but ongoing improvements in the risk of the loan portfolio, reduced loan balances and net loan loss recoveries for the quarter.

Expenses of $1.9 billion were flat to last year and reflected reduced levels of performance-related incentive compensation offset by higher personnel costs, technology costs, and legal fees.

Other Highlights Include:

•	Loans down significantly to $46 billion from $67 billion in the prior year and $49 billion in the prior quarter.

•	Nonperforming assets down to $1.3 billion from $3.2 billion in the prior year.

•	Allowance for loan losses to average loans of 4.78% up from 3.82%.

•	#1 in U.S. Syndicated Loans with 33% market share year-to-date(3).

•	#3 in Global Debt, Equity, and Equity-related(3).

•	Improved to #4 from #15 in U.S. IPOs with U.S. Equity & Equity-related #5 down from #4(3).

RETAIL FINANCIAL SERVICES (RFS)

Operating Results - RFS		3Q03 $ O/(U)		3Q03 % O/(U)
($ millions)	3Q04	h-JPMC	Proforma	h-JPMC	Proforma
Revenues	$3,800	$2,271	$410	149%	12%
Provision for Credit Losses	239	81	(136)	51	(36)
Expenses	2,238	1,152	90	106	4
Earnings	$822	$641	$280	354%	52%

Discussion of Historical Results:
Operating earnings were $822 million compared to $181 million in the prior year. The primary reason for growth was the acquisition of Bank One. Other factors affecting performance included growth in loan and deposit balances, higher margin and fee income on deposit products, and improved secondary marketing in the prime mortgage business.

Total revenue increased to $3.8 billion, up from $1.5 billion. Net interest income of $2.7 billion, up from $1.3 billion, benefited from the acquisition and growth in retained loan and core deposit balances, as well as wider spreads on deposit products. Noninterest revenue of $1.1 billion, up from $184 million, benefited from the acquisition, higher deposit-related fees and higher revenue associated with hedging of the prime mortgage pipeline and warehouse, reflective of hedging losses in the prior year. Both components of total revenue included declines related to lower prime mortgage originations.

The provision for credit losses totaled $239 million, compared to $158 million last year, reflecting the Bank One acquisition. Credit quality trends remain favorable.

Expenses rose to $2.2 billion, from $1.1 billion, primarily due to the acquisition.

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Home Finance operating earnings were $340 million, up from $115 million last year. Total revenues were $1.2 billion, up from $686 million. Operating earnings for the prime production and servicing segment were $103 million. Growth in this segment reflected improved performance in secondary marketing activities, a result of losses associated with hedging the pipeline and warehouse in the prior year. This was partially offset by lower prime mortgage production revenue. Earnings for the real estate lending segment increased to $237 million. Growth over the prior year was largely due to the acquisition of Bank One, but also reflected higher retained loan balances.

Consumer and Small Business operating earnings totaled $377 million, up from $14 million last year. While growth largely reflected the inclusion of the Bank One retail franchise, it also benefited from strong deposit growth and wider spreads. The provision for credit losses increased to $79 million reflecting portfolio write-downs in both the small business and community development loan portfolios.

Auto Finance operating earnings were $85 million, up from $49 million last year. The increase was primarily due to the acquisition of Bank One. Total revenue of $397 million reflected a competitive operating environment, which contributed to narrower spreads on new loans and reduced origination volumes.

Insurance operating earnings totaled $20 million on gross revenues of $429 million. The increase over the prior year was almost entirely due to the acquisition of Bank One.

Discussion of Proforma Combined Results:
Operating earnings were $822 million, up from $542 million in the prior year. Earnings growth was driven by Home Finance, Retail Banking and, to a lesser extent, Insurance. Factors affecting performance included growth in loan and deposit balances, higher margin and fee income on deposit products, and improved secondary marketing income in the mortgage business.

Total revenue increased to $3.8 billion, up $0.4 billion versus the prior year. Net interest income rose 2% to $2.7 billion. The benefits of growth in retained loan and core deposit balances and of wider spreads on deposit products were mostly offset by reduced mortgage warehouse balances given a drop in prime mortgage originations. Noninterest revenue of $1.1 billion was $0.4 billion better than the prior year. This increase included higher deposit-related fees and higher revenue associated with hedging of the prime mortgage pipeline and warehouse, reflective of hedging losses in the prior year and was net of declines in fees due to lower mortgage originations.

The provision for credit losses totaled $239 million, down $136 million due to reductions in both Home and Auto Finance. Credit quality trends remain favorable.

Expenses rose to $2.2 billion, up 4% or $90 million, demonstrating positive operating leverage. The increase was largely due to the acquisition of certain Zurich insurance entities and investments in the branch distribution network.

JPMorgan Chase & Co.
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Home Finance operating earnings totaled $340 million, up from $163 million in the prior year. Operating earnings for the prime production and servicing segment were $103 million, up $65 million. Growth in revenue reflected improved performance in secondary marketing activities, a result of losses associated with hedging the pipeline and warehouse in the prior year. This was partially offset by lower prime mortgage production revenue. Earnings for the consumer real estate lending segment increased to $237 million, up $111 million. Growth reflected increases in retained mortgage and home equity loans, partially offset by a drop in revenue associated with gains on sales of sub-prime loans, a result of management’s intent to retain these loans on balance sheet rather than to continue to securitize. The provision for credit losses declined due to improved delinquency trends and higher credit costs in the prior year related to a portfolio that was subsequently sold.

Other Highlights Include:

•	Home loan originations of $48 billion, down from $100 billion in the prior year and $63 billion in the prior quarter.

•	Mortgage loans serviced increased to $554 billion from $502 billion.

•	Mortgage servicing rights (net) increased from $4.1 billion to $5.2 billion.

•	Average mortgage loans retained increased to $44 billion from $35 billion.

•	Average home equity loans increased to $66 billion from $55 billion.

•	Nonperforming assets declined to $1.0 billion from $1.5 billion.

•	Net charge-offs of $63 million declined from $154 million.

Consumer and Small Business operating earnings totaled $377 million, up from $283 million. Total revenue of $2.1 billion increased 11%, reflecting strong deposit growth and wider spreads. Expenses of $1.4 billion were up 2% primarily due to higher compensation and marketing costs, reflecting ongoing investments in the distribution network.

Other Highlights Include:

•	Number of branches increased by 97 from the prior year to 2,467.

•	Number of ATMs increased by 283 from the prior year to 6,587.

•	Core deposits increased to $148 billion, or 9% from prior year.

•	Checking accounts grew by 187,000 to 8.1 million during the quarter.

•	Number of personal bankers was 5,341, up 442 from the prior year.

Auto Finance operating earnings were $85 million, down 4%. Total revenue of $397 million was down $35 million or 8%, reflecting a continued competitive operating environment, which contributed to narrower spreads on new loans and reduced origination volumes. The provision for credit losses declined to $95 million and the net charge-off rate dropped to 0.64% from 0.79%, but was up from the prior quarter rate of 0.45%.

Other Highlights Include:

•	Average loan receivables were $53 billion, up from $50 billion in the prior year and down from $54 billion in the prior quarter.

•	Lease receivables declined from $12 billion to $9 billion over the past year.

Insurance operating earnings totaled $20 million on gross revenues of $429 million. Compared to last year, this quarter included three full months of results from the Zurich acquisition, which was acquired by Bank One in September 2003.

JPMorgan Chase & Co.
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CARD SERVICES (CS)

Operating Results - CS		3Q03 $ O/(U)		3Q03 % O/(U)
($ millions)	3Q04	h-JPMC	Proforma	h-JPMC	Proforma
Revenues	$3,771	$2,206	$219	141%	6%
Provision for Credit Losses	1,662	957	(43)	136	(3)
Expenses	1,437	886	165	161	13
Earnings	$421	$222	$62	112%	17%

Discussion of Historical Results:
Operating earnings were $421 million, up $222 million from the prior year primarily due to the Bank One acquisition. In addition to the acquisition, higher loan balances and charge volume positively affected results. Partially offsetting these benefits were increased marketing and a higher managed provision for credit losses.

Total revenue was $3.8 billion, up $2.2 billion, or 141%. Net interest income of $2.9 billion increased due to the Bank One acquisition and higher loan balances. Noninterest income of $0.9 billion improved because of the acquisition and higher charge volume, which generated increased interchange income. This was partially offset by higher volume-driven payments to partners and rewards expense.

The managed provision for credit losses was $1.7 billion, primarily reflecting the Bank One acquisition. Managed provision increased due to higher loan balances partially offset by lower credit losses. Managed credit ratios remained strong, benefiting from reduced bankruptcy filings. The managed net charge-off ratio for the quarter was 4.88%. The 30-day managed delinquency ratio was 3.81%.

Expenses were $1.4 billion, up 161%, primarily related to the Bank One acquisition. In addition to the acquisition and the impact of amortization of purchased credit card relationships, expenses were up due to increased marketing expenses.

Discussion of Proforma Combined Results:
Operating earnings of $421 million were up $62 million, or 17% from the prior year. Higher loan balances and spread, increased charge volume, and lower managed provision for credit losses were the primary drivers of the increase in earnings.

Total revenue was $3.8 billion, up 6% from $3.6 billion. Net interest income of $2.9 billion increased 6% and benefited from the acquisition of a private label portfolio, higher loan balances, and a wider loan spread. Noninterest income of $0.9 billion increased 6% due to higher charge volume, which generated increased interchange income. This was partially offset by higher volume-driven payments to partners and rewards expense.

The managed provision for credit losses was $1.7 billion, down 3%. This decrease was due to lower losses, partially offset by the acquisition of a private label portfolio and an increase in the managed provision due to higher loan balances. Managed credit ratios remained strong, benefiting from reduced bankruptcy filings. The managed net charge-off ratio for the quarter was 4.88%. The 30-day managed delinquency ratio was 3.81%.

Expenses of $1.4 billion were up 13% from the prior year. The primary drivers were increased marketing costs and the acquisition of a private label portfolio.

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Other Highlights Include:

•	Margin as a percentage of average managed loans was 8.90%, up 19 basis points.

•	Average managed loans increased $5 billion, or 4%, to $130 billion.

•	Charge volume increased $8 billion, or 12%, to $73 billion.

•	Merchant processing volume increased $16 billion, or 14%, to $124 billion, and total transactions increased by 357 million, or 10%, to 4 billion.

•	Managed net charge-off ratio declined to 4.88% from 5.43% in the prior year and 5.56% in the prior quarter.

•	30-day managed delinquency ratio was 3.81%, down from 4.24% in the prior year and up from 3.72% in the prior quarter.

•	Successfully converted 20%, or 10 million accounts, of the Bank One portfolio to the Total Systems processing platform with the remainder scheduled to convert in October.

COMMERCIAL BANKING (CB)

Operating Results - CB		3Q03 $ O/(U)		3Q03 % O/(U)
($ millions)	3Q04	h-JPMC	Proforma	h-JPMC	Proforma
Revenues	$833	$492	($22)	144%	(3%)
Provision for Credit Losses	14	(7)	(70)	(33)	(83)
Expenses	480	267	19	125	4
Earnings	$215	$152	$24	241%	13%

Discussion of Historical Results:
Operating earnings were $215 million, an increase of $152 million from the prior year, primarily due to the acquisition of Bank One.

Revenues were $833 million, an increase of $492 million, primarily as a result of the acquisition of Bank One. In addition to the overall increase related to the acquisition, net interest income of $608 million was positively affected by improved deposit spreads, and noninterest income of $225 million was negatively affected by lower investment banking revenues and lower service charges on deposits.

Provision for credit losses was $14 million for the quarter. Net recoveries for the quarter were $13 million, reflecting the continued improvement in credit quality and a decline in nonperforming loans.

Expenses increased to $480 million, primarily related to the acquisition of Bank One.

Discussion of Proforma Combined Results:
Operating earnings were $215 million, an increase of $24 million, or 13% from the prior year, resulting from continued improvements in credit quality.

Revenues were $833 million, a decline of $22 million, or 3%. Net interest income was $608 million, an increase of $19 million, or 3%, related to increased deposit balances and spreads, loan fees, and modest loan growth. This improvement was partially offset by lower loan spreads. Noninterest income was $225 million, a $41 million or 15% decline, due primarily to lower service charges on deposits. As interest rates rise, the payment of services through fees, in lieu of balances, such as service charges on deposits, often decline. Noninterest income was also negatively impacted by a decline in investment banking revenues.

JPMorgan Chase & Co.
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Provision for credit losses was $14 million for the quarter reflecting the continued improvement in credit quality. Net recoveries for the quarter were $13 million, as gross charge-offs declined and recoveries remained strong.

Expenses of $480 million were up 4%. Compensation expenses grew by 9% and non-compensation expenses were up 2%.

Other Highlights Include:

•	Deposits increased 11% to $64.8 billion.

•	Average loan balances grew 5% on an annualized basis from second quarter 2004.

•	Nonperforming loans declined to $579 million, down almost 50% from $1.1 billion.

•	Allowance for loan losses to average loans was 2.68%.

TREASURY & SECURITIES SERVICES (TSS)

Operating Results - TSS		3Q03 $ O/(U)		3Q03 % O/(U)
($ millions)	3Q04	h-JPMC	Proforma	h-JPMC	Proforma
Revenues	$1,339	$433	$140	48%	12%
Expenses	1,156	407	198	54	21
Earnings	$96	($19)	($29)	(17%)	(23%)

Discussion of Historical Results:
Operating earnings for the quarter were $96 million, down $19 million compared to the prior year. Results were negatively affected by an $85 million pre-tax software charge and incremental merger related operating costs, partially offset by the acquisition of Bank One, the prior acquisition of the Corporate Trust business of Bank One (November 2003), and the acquisition of Electronic Funds Services (EFS).

TSS net revenue increased 48% to $1.3 billion from $906 million. This revenue growth reflects the benefit of acquisitions, growth in net interest income due to deposit balances increasing to $139 billion and a July 1, 2004 change in corporate deposit pricing methodology. Net revenue also benefited from a 19% growth in assets under custody to $8.3 trillion, reflecting market appreciation and underlying business growth. While asset servicing revenues declined, trade-related products, commercial cards, and global equity volumes led to increased revenue.

Treasury Services revenue grew to $629 million, Investor Services to $404 million and Institutional Trust Services to $306 million. TSS firmwide revenue, which includes reported TSS net revenue and Treasury Services net revenue recorded in certain other lines of business, grew 63% to $1.9 billion from $1.2 billion.

Credit reimbursement to the Investment Bank was $43 million compared to a credit of $10 million principally due to the Bank One acquisition and a change in methodology. Management charges TSS a credit reimbursement, which is the pre-tax amount of earnings, less cost of capital, related to certain exposures managed within the Investment Bank credit portfolio on behalf of clients shared with TSS.

Expenses totaled $1.2 billion compared to $749 million reflecting acquisitions, the $85 million software charge, increases in compensation and technology related expenses, and incremental merger related operating costs.

JPMorgan Chase & Co.

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Discussion of Proforma Combined Results:
Operating earnings for the quarter were $96 million, down $29 million from the prior year. Earnings were negatively impacted by an $85 million pre-tax software charge and incremental merger related operating costs.

TSS net revenue increased 12% to $1.3 billion from $1.2 billion. This growth reflects the benefit of the January 2004 acquisition of EFS. Growth in net interest income was largely due to a 20% increase in deposit balances to $139 billion partially offset by deposit spread compression. Net revenue also benefited from a 19% growth in assets under custody to $8.3 trillion, reflecting market appreciation and underlying business growth. While asset servicing revenues declined, trade related products, commercial cards, and global equity volumes led to increased revenue.

Treasury Services revenue grew 22% to $629 million, Investor Services revenue increased 5% to $404 million and Institutional Trust Services revenue increased 2% to $306 million. TSS firmwide revenue, which includes reported TSS net revenue and Treasury Services net revenue recorded in certain other lines of business, grew 7% to $1.9 billion from $1.8 billion.

Expenses totaled $1.2 billion compared to $958 million reflecting the $85 million software charge, the EFS acquisition, increased compensation and technology related expenses, and incremental merger related operating costs.

Other Highlights Include:

•	Total average deposits of $139 billion, an increase of 20%.

•	Assets under custody increased to $8.3 trillion, up 19%.

ASSET & WEALTH MANAGEMENT (AWM)

Operating Results - AWM		3Q03 $ O/(U)		3Q03 % O/(U)
($ millions)	3Q04	h-JPMC	Proforma	h-JPMC	Proforma
Revenues	$1,193	$433	$97	57%	9%
Provision for Credit Losses	1	8	4	NM	NM
Expenses	884	249	64	39	8
Earnings	$197	$112	$19	132%	11%

Discussion of Historical Results:
Operating earnings were $197 million, up 132% from the prior year. The primary reason for this growth was the acquisition of Bank One. In addition, performance was driven by global equity market appreciation, growth in assets under supervision and net customer flows.

Total revenue was $1.2 billion, up 57% or $433 million. The primary driver of the increase was the Bank One acquisition. In addition, asset management fees increased due to global equity market appreciation, improved product mix and net asset inflows. Net interest income increased due to higher deposit product balances. These improvements were partially offset by lower revenue from brokerage fees and commissions.

The provision for credit losses increased due to higher net charge-offs. Nonperforming loans to average loans decreased to 0.49% from 0.75% and the allowance for loan losses to average loans was 0.95%.

Expenses were $884 million, up 39%, due to the Bank One acquisition and increased compensation expenses.

JPMorgan Chase & Co.

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Discussion of Proforma Combined Results:
Operating earnings were $197 million, up 11% from the prior year. Performance was driven by global equity market appreciation, growth in assets under supervision, and net customer inflows.

Revenues were $1.2 billion, up 9%. Asset management fees were up 9% to $859 million. In addition, net interest income was up 11% to $269 million, benefiting from higher deposit product balances. These improvements were partially offset by lower revenue from brokerage fees and commissions.

Provision for credit losses increased primarily due to higher net charge-offs. Nonperforming loans to average loans decreased to 0.49% from 0.86% and the allowance for loan losses to average loans was 0.95%.

Expenses of $884 million increased 8%, reflecting increased compensation expenses.

Other Highlights Include:

•	Assets under supervision were $1.17 trillion, an increase of 8%.

•	Assets under management were $735 billion, an increase of 5%.

•	Loans were up 12% to $25.4 billion.

•	Deposits were up 23% to $38.5 billion.

•	Announced intention to acquire a majority interest in Highbridge Capital Management, a leading hedge fund with $7 billion in assets under management.

CORPORATE

Operating Results - Corporate		3Q03 $ O/(U)		3Q03 % O/(U)
($ millions)	3Q04	h-JPMC	Proforma	h-JPMC	Proforma
Revenues	($86)	($446)	($170)	NM	NM
Expenses	506	434	138	NM	38%
Earnings	($219)	($511)	($168)	NM	NM

Discussion of Historical Results:
Operating earnings were a loss of $219 million down from earnings of $292 million in the prior year. Corporate includes the firm’s treasury activities, private equity business, and unallocated corporate expenses.

Noninterest income was $414 million, down $16 million from the prior year. The primary components of noninterest income are securities and private equity gains (losses), which totaled $347 million, roughly flat with the prior year.

Net interest income was negative $500 million compared to negative $72 million in the prior year. The decline was driven primarily by actions and policies adopted in conjunction with the Bank One acquisition.

Corporate unallocated expenses of $506 million were up $434 million from the prior year, due to the Bank One acquisition and policies adopted in conjunction with the acquisition. These expenses include the expenses of the private equity and global treasury businesses.

JPMorgan Chase & Co.

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Discussion of Proforma Combined Results:
Corporate net loss totaled $219 million, which compares to a net loss of $51 million in the prior year.

Noninterest income was $414 million, an increase of $154 million over the prior year. Noninterest income included $109 million of gains on sale of treasury investment securities which was flat compared to the prior year. Also included in noninterest income were private equity gains of $235 million, $80 million lower than the prior year, which included a sizeable gain in One Equity Partners’ portfolio. The book value of the private equity portfolio at the end of the quarter was $8.1 billion, down from $9.9 billion in the prior year. The investment portfolio quarterly average balance was $65.5 billion, down $28.5 billion from the prior year.

Net interest income was negative $500 million versus negative $176 million in the prior year. The decrease was primarily driven by a $28.5 billion reduction from the prior year in the firm’s quarterly average treasury investment portfolio.

Corporate unallocated expenses of $506 million were up $138 million from the prior year. These expenses include the expenses of the private equity and global treasury businesses. Compensation expenses were up $105 million primarily due to incentive compensation. Non-compensation expenses were up $63 million primarily related to technology costs.

JPMORGAN CHASE (JPMC)

Operating Results - JPMC		3Q03 $ O/(U)		3Q03 % O/(U)
($ millions)	3Q04	h-JPMC	Proforma	h-JPMC	Proforma
Revenues	$13,551	$5,300	$173	64%	1%
Provision for credit losses	1,764	1,070	(100)	154%	(5%)
Expenses	8,625	3,498	678	68	9
Earnings	$2,159	$531	($215)	33%	(9%)

Discussion of Historical Results:
Operating earnings were $2.2 billion, up $531 million, or 33% from the prior year due to the acquisition of Bank One.

Total revenues were $13.6 billion, up $5.3 billion or 64%, due to the acquisition. Noninterest revenues were $6.7 billion, up $2.1 billion or 45% from the prior year, benefiting from higher mortgage and investment banking fees, partially offset by lower trading revenues. Net interest income was $6.8 billion, up $3.2 billion from the prior year, primarily due to the acquisition.

The provision for credit losses was $1.8 billion, up 154% primarily due to the Bank One acquisition. Total wholesale (includes IB, CB, AWM, and TSS) provision for credit losses was a benefit of $137 million for the quarter, compared to a benefit of $169 million in the prior year. The wholesale loan charge-off rate was a benefit of 0.08% for the quarter due to net loan loss recoveries, compared to a net charge-off rate of 1.25% in the prior year. Credit quality in the consumer (includes RFS and CS) portfolio reflects reduced bankruptcy filings and favorable delinquency trends. The managed net charge-off rate for Card Services declined to 4.88% from 5.84% in the prior year. Retail Financial Services net charge-off rate was 0.47% compared to 0.37% in the prior year. The firm had total nonperforming assets of $3.6 billion at September 30, 2004, down 6% from the prior year’s level of $3.9 billion.

Expenses of $8.6 billion were up $3.5 billion from the prior year. Compensation expenses of $4.1 billion drove $1.4 billion of the increase, related primarily to the acquisition and to higher incentive

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compensation. Non-compensation expenses of $4.6 billion increased $2.1 billion due to the affect of the acquisition and, to a lesser extent, higher technology expenses.

Discussion of Proforma Combined Results:
Operating earnings were $2.2 billion, down $215 million from the prior year. The decrease in earnings was caused by an increase in expenses of $678 million, partially offset by a revenue increase of $173 million and a lower provision for credit losses of $100 million.

Total revenues were $13.6 billion, up $173 million. Noninterest revenues were $6.7 billion, up 6% due to higher mortgage fees, other income, investment banking fees, and asset management, administration and commissions, partially offset by lower trading revenues. Net interest income was $6.8 billion, down $212 million, or 3%. The decline was due to the reduction in the investment portfolio, partially offset by higher spreads on deposits and higher deposit balances.

The provision for credit losses was $1.8 billion, down 5%. Total wholesale provision for credit losses was a benefit of $137 million for the quarter, compared to a benefit of $216 million in the prior year. The wholesale loan charge-off rate was a benefit of 0.08% for the quarter due to net loan loss recoveries, compared to a net charge-off rate of 0.96% in the prior year. Total consumer managed provision for credit losses remained stable at $1.9 billion, reflecting lower charge-offs, lower bankruptcies and positive delinquency trends. The managed net charge-off rate for Card Services declined to 4.88% from 5.43% in the prior year. Retail Financial Services net charge-off rate was 0.47% compared to 0.77% in the prior year. The improvement compared to the prior year reflects the run-off of higher risk, non-strategic portfolios. The firm had total nonperforming assets of $3.6 billion at September 30, 2004, down 46% from the prior year’s level of $6.8 billion.

Expenses were $8.6 billion, up $678 million or 9% from the prior year driven primarily by an 11% increase in non-compensation expenses to $4.6 billion. The increase was due to higher technology expenses, technology impairment charges, higher marketing expenses, higher occupancy costs and higher professional services expenses.

Compensation expenses were $4.1 billion, up 6% or $240 million, primarily driven by salaries and benefits including higher incentive compensation. The increase in incentive compensation is largely driven by higher restricted stock amortization and also includes the cost of expensing stock options. Incentive compensation is adjusted regularly to reflect year-to-date performance.

Other Corporate Items

•	Tier 1 capital ratio was 8.5% at September 30, 2004 (estimated), 8.2% at June 30, 2004 and 8.7% at September 30, 2003.

•	During the quarter 3.5 million shares of common stock were repurchased at an average price of $38.89 per share.

•	Headcount of 162,200 is down 5,300 since January 1, 2004.

JPMorgan Chase & Co.

News Release

Merger and other financial information

•
Merger between JPMorgan Chase & Co. and Bank One Corporation: On July 1, 2004, JPMorgan Chase and Bank One completed the merger of their holding companies. The merger was accounted for as a purchase. Accordingly, the earnings for JPMorgan Chase and Bank One are combined for the third quarter; all other time periods on a reported basis are JPMorgan Chase only.

•
Merger saves and costs: Management continues to estimate annual merger savings of approximately $3.0 billion. Approximately two-thirds of the savings are anticipated to be realized by the end of 2005. During the third quarter of 2004, approximately $140 million of merger savings were realized. The total headcount of the firm has been reduced by 5,300 since December 31, 2003 and by 3,300 since June 30, 2004. Management continues to estimate one-time merger costs of approximately $4.0 billion. Of the $4.0 billion, approximately $1.0 billion was accounted for as purchase accounting adjustments and recorded as goodwill during the third quarter of 2004. Of the remaining $3.0 billion of merger costs, approximately $752 million (pre-tax) were incurred in the third quarter of 2004. The remaining $2.2 billion is expected to be incurred over the next three years.

•
Conformance of accounting policies: As part of the merger, certain accounting policies and practices were conformed, resulting in charges to income. It is estimated that in the third and fourth quarters these charges will aggregate approximately $1.2 billion (pre-tax), slightly lower than the original estimate of $1.3 billion to $1.5 billion. The largest impact is related to the decertification of the seller’s retained interest in credit card securitizations. During the third quarter of 2004 net charges of $451 million (pre-tax) were taken to conform accounting policies, of which $721 million (pre-tax) related to the decertification of the seller’s retained interest in credit card securitizations. It is anticipated a similar amount, approximately $721 million, will be taken in the fourth quarter of 2004 related to the decertification of credit card securitizations.

JPMorgan Chase & Co.

News Release

Notes:

1.
In addition to analyzing the firm’s results on a reported basis, management reviews the line of business results on an operating basis, which is a non-GAAP financial measure. The definition of operating basis starts with the reported U.S. GAAP results. In the case of the Investment Bank, operating basis includes in trading revenue net interest income related to trading activities. Trading activities generate revenues that are recorded for GAAP purposes in two line items on the income statement: trading revenue, which includes the mark to market gains or losses on trading positions; and net interest income, which includes the interest income or expense related to those positions. Combining both the trading revenue and related net interest income enables management to evaluate the Investment Bank’s trading activities, by considering all revenue related to these activities, and facilitates operating comparisons to other competitors. In the case of Chase Cardmember Services, operating or managed basis excludes the impact of credit card securitizations on revenue, the provision for credit losses, net charge-offs and receivables. JPMorgan Chase uses the concept of “managed receivables” to evaluate the credit performance of the underlying credit card loans, both sold and not sold; as the same borrower is continuing to use the credit card for ongoing charges, a borrower’s credit performance will impact both the receivables sold under SFAS 140 and those not sold. Thus, in its disclosures regarding managed receivables, JPMorgan Chase treats the sold receivables as if they were still on the balance sheet in order to disclose the credit performance (such as charge-off rates) of the entire managed credit card portfolio. Operating basis excludes the litigation reserve charge taken in the second quarter of 2004 and merger costs, as management believes these items are not part of the firm’s normal daily business operations and, therefore, not indicative of trends, and also do not provide meaningful comparisons with other periods. See page 7 of JPMorgan Chase’s Earnings Release Financial Supplement (Third Quarter 2004) for a reconciliation of JPMorgan Chase’s income statement from reported to operating basis.

2.
Following the merger with Bank One, JPMorgan Chase reorganized its business segments. The Investment Bank now includes portions of Bank One’s Commercial Bank; Global Treasury has been transferred to the Corporate segment. Retail Financial Services is comprised of Chase Financial Services, excluding Card Services and Middle Market and includes Bank One’s Retail line of business and insurance activities. Card Services is the combination of Chase Card Services and Bank One Card Services. The Commercial Banking segment is comprised of Chase Middle Market, and the Middle Market portion of Bank One’s Commercial Bank. Treasury & Securities Services added Bank One’s Global Treasury Services (formerly in Commercial Bank). Asset & Wealth Management is JPMorgan Chase’s Investment Management & Private Bank plus Bank One’s Investment Management Group (excluding insurance activity). The Corporate segment is Bank One’s Corporate line of business excluding discontinued loan and lease portfolios (now in Retail Financial Services), plus JPMorgan Partners and Global Treasury.

3.	Thomson Financial market share data is proforma for the merger of JPMorgan Chase and Bank One.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.1 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers and businesses, financial transaction processing, asset and wealth management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. has its corporate headquarters in New York and its U.S. retail financial services and commercial banking headquarters in Chicago. Under the JPMorgan, Chase and Bank One brands, the firm serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients. Information about the firm is available at www.jpmorganchase.com.

JPMorgan Chase will host a meeting and a conference call for the investment community today at 9:00 a.m. (Eastern Time) to review third quarter financial results. The meeting will be held at 270 Park Avenue on the 49th floor. Investors unable to attend the meeting can dial (973) 935-8515 or listen via live audio webcast. The webcast and presentation slides will be available on www.jpmorganchase.com. A replay of the meeting will be available beginning at 12:00 p.m. (Eastern Time) on October 20, 2004 and continuing through 6:00 p.m. (Eastern Daylight Time) on October 27, 2004 at (973) 341-3080 pin #5194846. The replay also will be available on www.jpmorganchase.com. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available on the JPMorgan Chase web site (www.jpmorganchase.com).

JPMorgan Chase & Co.

News Release

This earnings release/presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; the risk that excess capital is not generated from the merger as anticipated or not utilized in an accretive manner; and the risk that disruption from the merger may make it more difficult to maintain relationships with clients, employees or suppliers. Additional factors that could cause JPMorgan Chase’s results to differ materially from those described in the forward-looking statements can be found in the Quarterly Report on Form 10-Q for the quarters ended June 30, 2004 and March 31, 2004, and in the 2003 Annual Report on Form 10-K of JPMorgan Chase filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov).

JPMORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and headcount data)

		Heritage JPMC Only		3QTR 2004					H-JPMC Only	YTD 2004
	3QTR	2QTR	3QTR	Change				Year-to-date		Change
	2004	2004	2003	2Q 2004		3Q 2003		2004	2003	2003
SELECTED INCOME STATEMENT
Revenue	$12,505	$8,631	$7,780	45%		61%		$30,147	$25,278	19%
Provision for Credit Losses	1,169	203	223	476		424		1,387	1,401	(1)
Noninterest Expense	9,377	9,503	5,127	(1)		83		24,973	16,558	51
Net Income (Loss)	1,418	(548)	1,628	NM		(13)		2,800	4,855	(42)
Per Common Share:
Net Income Per Share — Diluted	0.39	(0.27)	0.78	NM		(50)		1.06	2.35	(55)
Cash Dividends Declared Per Share	0.34	0.34	0.34	—		—		1.02	1.02	—
Book Value Per Share	29.42	21.52	21.55	37		37
Closing Share Price	39.73	38.77	34.33	2		16
Common Shares Outstanding:
Average — Diluted	3,592.0	2,042.8	2,068.2	76		74		2,598.5	2,047.0	27
Common Shares at Period-end	3,564.1	2,087.5	2,039.2	71		75
SELECTED RATIOS:
Return on Common Equity (“ROE”) (a)	5%	NM	15%	NM		(1,000	)bp	6%	15%	(900	)bp
Return on Equity-Goodwill (“ROE-GW”) (a) (b)	9	NM	18	NM		(900)		8	19	(1,100)
Return on Assets (“ROA”) (a) (c)	0.50	NM	0.83	NM		(33)		0.42	0.84	(42)
Tier 1 Capital Ratio	8.5	8.2%	8.7	30	bp	(20)
Total Capital Ratio	11.9	11.2	12.1	70		(20)
SELECTED BALANCE SHEET (Period-end)
Total Assets	$1,138,469	$817,763	$792,700	39%		44%
Wholesale Loans	132,344	77,044	74,847	72		77
Consumer Loans	261,357	148,894	150,440	76		74
Deposits	496,454	346,539	313,626	43		58
Common Stockholders’ Equity	104,844	44,932	43,948	133		139
Headcount	162,275	94,615	95,931	72		69
LINE OF BUSINESS EARNINGS
Investment Bank	$627	$644	$693	(3)		(10)		$2,288	$1,996	15%
Retail Financial Services	822	396	181	108		354		1,424	1,242	15
Card Services	421	176	199	139		112		759	510	49
Commercial Banking	215	65	63	231		241		354	218	62
Treasury & Securities Services	96	101	115	(5)		(17)		295	299	(1)
Asset & Wealth Management	197	99	85	99		132		418	181	131
Corporate (d)	(219)	325	292	NM		NM		357	409	(13)

Total Operating Earnings	2,159	1,806	1,628	20		33		5,895	4,855	21
Reconciling Items (Net of Taxes):
Merger Costs	(462)	(60)	—	NM		NM		(522)	—	NM
Litigation Reserve Charge	—	(2,294)	—	NM		NM		(2,294)	—	NM
Accounting Policy Conformity	(279)	—	—	NM		NM		(279)	—	NM

Net Income (Loss)	$1,418	$(548)	$1,628	NM		(13)		$2,800	$4,855	(42)

Note: Effective July 1, 2004, Bank One Corporation (“Bank One”), merged with and into JPMorgan Chase. Bank One’s results of operations are included in JPMorgan Chase’s results beginning July 1, 2004. In accordance with U.S. GAAP, the results of operations for the quarter and year-to-date periods ended September 30, 2004, reflect three months of results of operations for the combined Firm. The results of operations for all other quarterly periods presented herein, and for the nine months ended September 30, 2003, reflect only the results of operations for heritage JPMorgan Chase.

(a)	Based on annualized amounts.
(b)
Net income applicable to common stock / Total average common equity (net of goodwill). The Firm uses return on equity less goodwill, a non-GAAP financial measure, to evaluate the operating performance of the Firm. The Firm utilizes this measure to facilitate operating comparisons to other competitors.

(c)	U.S. GAAP earnings / Total average assets
(d)	Includes Global Treasury, Private Equity, Support Units and the net effects remaining at the corporate level after the implementation of management accounting policies.
NM — Not meaningful due to net loss.